Exhibit 99.1

Global Net Lease, Inc. (NYSE:GNL) Q2 Earnings Conference Call

Operator

Good afternoon and welcome to the Global Net Lease Second Quarter 2022 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good afternoon everyone and thank you for joining us for GNL's Second Quarter 2022 Earnings Call. This call is being webcast in the Investor Relations section of GNL's website at www.globalnetlease.com. Joining me today on the call to discuss this quarter’s results are Jim Nelson, GNL’s Chief Executive Officer and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2021 filed on February 24, 2022 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of thie call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release and supplement which are posted to our website at www.globalnetlease.com. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I’ll now turn the call over to our CEO, Jim Nelson. Jim?

James Nelson

Thanks, Louisa, and thank you to everyone for joining us on today’s call. Our high-quality, mission-critical, net lease portfolio continues to perform well, with occupancy of 99% and complete cash rent collection for the seventh consecutive quarter. We are advancing our differentiated international and domestic strategy by increasing portfolio concentration in industrial and distribution assets, successfully extending and expanding leases, and building a pipeline of accretive acquisitions. Since the beginning of 2020, over 82% of GNL’s acquisitions have been industrial and distribution assets, increasing GNL’s ownership of this asset class to 55% of the portfolio. We believe our best-in-class portfolio is well positioned for meaningful capital appreciation and that our dividend provides shareholders a very compelling current yield.

Early in the second quarter we completed a recast of our corporate credit facility with a new, $1.45 billion revolving credit facility that has a four and a half year term and improved pricing that is 15 basis points lower than the facility it replaced, helping to ensure we can continue executing our growth strategy in the coming years. Importantly, 76% of our debt is fixed rate, providing meaningful certainty in a period of rising rates.

In the second quarter AFFO grew by 5% year-over-year and 1.6% quarter-over-quarter to $45 million with AFFO per share of $0.43. We paid dividends to common stockholders of $0.40 per share in the second quarter. The second quarter also continued to illustrate the value of our comprehensive hedging program, which minimized the impact of ongoing turbulence in the Euro and the Pound on GNL's results and permitted us to focus creating value for shareholders in our portfolio. With this protection in place, we were insulated from currency fluctuation that would have decreased our AFFO by nearly $1.5 million. Our unique global capabilities, strong balance sheet and best-in-class real estate assets continue to support GNL's positive performance.

In the second quarter our leasing momentum continued. Year-to-date, we have completed eight lease renewals and two tenant expansion projects, totaling 2.6 million square feet. The leasing adds $102 million of net new straight-line rent over the new weighted-average remaining lease term. Included in this leasing activity was a 10-year lease renewal with the GSA for a 28,000 square foot facility in Rapid City, South Dakota and two lease renewals with FedEx for properties in New York and Texas that total over 325,000 square feet and that pay $29 million in annualized straight-line rent. Thanks to our leasing efforts, our portfolio only has 1% of leases expiring this year and almost 74% of our leases do not expire until 2027 or later. We continue to engage with our tenants, building on the relationships we have established over the years, in order to extend leases well in advance of their expirations whenever possible.

At quarter end, our $4.5 billion, 311 property portfolio has a weighted average remaining lease term of 8.3 years. Geographically, 237 of our properties are in the U.S. and Canada and 74 are in the U.K. and Western Europe, representing 62% and 38% of annualized straight-line rent revenue, respectively. Our portfolio is well-diversified with approximately 140 tenants in 50 industries, with no single industry representing more than 12% of the whole portfolio, based on annual straight-line rent. Almost 95% of our leases feature annual rental increases which increase the cash rent that is due over time from these leases. Based on straight-line rent, approximately 60.9% of lease escalations are fixed-rate, 26.2% are based on the Consumer Price Index and seven and a half percent are based on other measures.

As we mentioned, we continue to expand the concentration of industrial properties in our portfolio. At the end of the second quarter, our assets were composed of 55% industrial and distribution, 42% office, and 3% retail, compared to 52% industrial and distribution, 43% office, and 5% retail at the end of the second quarter of 2021. Contributing to our success is our focus on tenant credit, industrial acquisitions and non-core retail dispositions over the last several years. Across the portfolio, over 62% of annual straight-line rent comes from Investment Grade or implied Investment Grade tenants.

In the second quarter we completed the acquisition of two industrial and one office property for a total purchase price of $33.3 million. The industrial properties are located in the US and the office property is a strategically located building that is leased to the Scottish Ministers, an Aa3 credit. These properties were acquired at a weighted average cap rate of 7.7% and had 13.6 years of lease term remaining. Our acquisitions pipeline is comprised of approximately $71 million of triple-net industrial property. Combined with the properties we have already acquired, these properties total over $104 million in purchase price have a weighted-average cap rate of 8% with 18.5 years of lease term remaining. We sold one property in the UK during the second quarter and have agreed on terms to sell two additional properties that would bring total dispositions to over $50 million for the year.

The value in our differentiated investment strategy is clear and we remain focused on acquiring single-tenant industrial and distribution properties in North America and Europe. We will continue to grow our portfolio by focusing on the highly dependable Industrial and Distribution asset class. Our successful lease renewals and expansions speak to the mission-critical nature of the properties that we own, where over 62% of rent is derived from Investment Grade Tenants and where the weighted-average remaining lease term exceeds eight years. We are well-positioned for the future and I look forward to building on our progress through the rest of the year.

With that, I'll turn the call over to Chris to walk through the financial results in more detail before I follow up with some closing remarks. Chris?

Chris Masterson

Thanks, Jim.

For the second quarter 2022 we recorded revenue of $95.2 million, with a net loss attributable to common stockholders of $5.8 million. FFO and AFFO for the second quarter were $49.5 million and $45 million, respectively, or $0.48 and $0.43 per share. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release.

On the balance sheet, we ended the quarter with net debt of $2.3 billion at a weighted-average interest rate of 3.5% and $111.2 million of cash and equivalents. Our net debt to trailing twelve month adjusted EBITDA ratio was 7.8x at the end of the quarter. The weighted-average debt maturity at the end of the second quarter 2022 was 4.3 years. The components of our debt include $500 million in senior notes, $558.9 million on the multi-currency revolving credit facility and $1.4 billion of outstanding gross mortgage debt. This debt was approximately 76% fixed rate, which is inclusive of floating rate debt with in-place interest rate swaps. The company has a well-cushioned interest coverage ratio of 3.5x. As of June 30, 2022, liquidity was approximately $197 million. The Company distributed $41.6 million in dividends to common shareholders in the quarter, or $0.40 per share.

Our net debt to enterprise value was 57.0% with an enterprise value of $4.1 billion based on the June 30, 2022 closing share price of $14.16 for common shares, $23.51 for Series A preferred shares and $23.57 for Series B preferred shares. With that, I'll turn the call back to Jim for some closing remarks.

James Nelson

Thank you, Chris.

I’m very pleased with our progress and accomplishments during the second quarter, including our earnings growth, acquisitions and leasing activity. The credit facility recast we advantageously completed secures our acquisition flexibility and we are well-positioned to continue to execute on our strategy and grow our best-in-class portfolio for years to come.

With that, Operator, we can open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions]

3